FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Greg Gin/Doug Sherk (646) 445-4801; (415) 652-9100 ggin@evcgroup.com; dsherk@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Fiscal 2012 Second Quarter Financial Results

ALBANY, N.Y. January 5, 2012 – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the fiscal 2012 second quarter ended November 30, 2011.

Net sales in the second quarter were $58.1 million, a 9% increase over the $53.4 million reported in the prior year period.  U.S. sales were $49.7 million and increased 6% compared to the second quarter of fiscal 2011.  International sales of $8.4 million rose 27% from the prior year period.  Oncology/Surgery sales increased 25% to $19.8 million from the prior year and included $3.2 million in NanoKnife® System sales, a 100% year-over-year increase.  Vascular sales were $38.3 million, an increase of 2% from the second quarter a year ago.

Second quarter gross profit was reduced by $1.5 million due to costs attributable to the voluntary Class II recall of NeverTouch® procedure kits used with the VenaCure EVLT® System, Morpheus® Smart PICC CT PICCs and DuraMax® Chronic Hemodialysis Catheters. The recalls stemmed from nonconforming parts manufactured by suppliers.  Shipments of all three products have resumed, however, management believes that a backlog of orders for NeverTouch procedure kits may exist until the end of February 2012.

Gross margin in the second quarter was 57.2%, or 59.8% excluding product recall costs, compared with 59.1% in the prior year second quarter and the first quarter of fiscal 2012.  Excluding recall costs, the increase in gross margin reflects the impact of ongoing programs to reduce material costs and increase manufacturing efficiency.  Operating income in the second quarter was $3.9 million, or $5.3 million excluding $1.4 million of restructuring and other items, compared with $5.4 million of operating income a year ago.  The restructuring and other items primarily include the CEO transition and the beginning of a program to close a facility in the UK.  Net income in the second quarter was $2.3 million, or $0.09 per share, compared with $3.3 million, or $0.13 per share, a year ago.  Excluding restructuring and other items, second quarter net income was $3.3 million, or $0.13 per share.

During the second quarter, AngioDynamics generated net cash flow from operations of $2.7 million and purchased 142,000 shares of its common stock at a cost of $2.1 million under its share repurchase program.  Approximately $17.9 million remains under the current authorization.  Cash and investments totaled $136.3 million at November 30, 2011.

“Our sales and marketing teams’ execution and focus led to a strong quarter,” said Joseph DeVivo, President and CEO.  “NanoKnife® System sales rose 100% year-over-year, Vascular and Oncology/Surgery grew in the U.S., and our International efforts delivered another 20 percent-plus growth quarter.  We did identify areas needing improvement in our quality management system, which are being implemented by our team.  After a comprehensive review, we initiated a voluntary recall of the NeverTouch® laser fiber and other catheter products.  While these actions reduced our financial results in the second quarter, we believe they will benefit our Company longer term.  Additionally, the voluntary recalls will impact operating results in the third quarter, and we have updated guidance accordingly.

“We expect that beginning in the first calendar quarter of 2012 we will begin to see clinicians present their experiences and patient outcomes with the NanoKnife System at medical conferences around the world,” Mr. DeVivo continued.  “We have decided to focus our NanoKnife System global clinical and regulatory efforts, hoping to establish it as a standard of care for the ablation of pancreatic tumors since we see the significant clinical unmet need as the top market priority for this technology. At the same time, we continue our corporate development effort to pursue acquisitions that can benefit from our strong Oncology/Surgery and Vascular sales organizations.”

Highlights of the quarter, and more recent activities, include the following:

•	Continued commercial use of AngioDynamics’ NanoKnife System, with 158 patients treated in the second quarter. To date, more than 1,000 patients have been treated with the NanoKnife System.

•	Continued progress on NanoKnife System clinical programs, with completion of enrollment in the NanoPanc European Study (ONC-208) evaluating its use to treat pancreatic cancer in 10 patients.

•	Receipt of U.S. FDA 510(k) Market Clearance for the NanoKnife System that provides system enhancements such as implementation of RFID, touch screen capabilities and tightened system parameters.

•	Continued double digit growth of VenaCure EVLT® System sales driven by the recent market introduction of the 90 cm NeverTouch® procedure kit and the VenaCure® 1470nm laser.

•
Expansion of the leadership team with the appointments of Donna Haire, Senior Vice President of Regulatory, Quality, Clinical and Medical Affairs; Alan Panzer, Senior Vice President and General Manager, Vascular

Division; and Matthew Kapusta, Senior Vice President of Business Development.

For the six months ended November 30, 2011, net sales were $112.5 million, a 7% increase over the $104.9 million reported for the prior year period.  Gross margin for the six months ended November 30, 2011, was 58.1%, or 59.4% excluding product recall costs, compared with 58.7% for the six months ended November 30, 2010.  For the six months ended November 30, 2011, operating income was $6.6 million, compared to $8.9 million for the year ago period.  Net income of $3.7 million, or $0.15 per share, compared to $5.2 million, or $0.21 per share, as reported for the prior year period. Excluding restructuring and other items, first half net income was $5.2 million, or $0.21 per share.

Fiscal 2012 Guidance

As shown in the tables below, the Company updated its guidance for fiscal 2012 to reflect second quarter operating results and its outlook for the balance of the year.  The guidance reflects the impact of the recent recalls, the expiration of the Company’s contract to distribute LC Beads on December 31, 2011, and $1.1 million in restructuring costs in the second half of the fiscal year, primarily for the closure of a facility in the UK. Finally, the guidance for the fiscal year includes approximately $21 million in R&D spending and a $0.14 loss per share impact from the NanoKnife® System program.

FY 2012 GUIDANCE, INCLUDING ITEMS (GAAP)
($ in mil's, except EPS)
	Q3	Q4	FY 2012
Sales ($)	52.0 - 54.0	53.5 – 55.5	218.0 - 222.0
Sales Growth (%)	(5)% - (1)%	(5)% - (2)%	1% - 3%
Gross Margin (%)	58.5% - 59.5%	59.5% - 60.5%	58.5% - 59.5%
Operating Income ($)	2.7 - 3.7	4.6 - 5.6	13.9 - 15.9
EBITDA ($)	6.2 – 7.2	8.1 - 9.1	27.5 – 29.5
EPS ($)	0.07 - 0.09	0.11 - 0.13	0.32 - 0.37

FY 2012 GUIDANCE, EXCLUDING ITEMS (Non-GAAP)*
($ in mil's, except EPS)
	Q3	Q4	FY 2012
Sales ($)	52.0 - 54.0	53.5 - 55.5	218.0 - 222.0
Sales Growth (%)	(5)% - (1)%	(5)% - (2)%	1% - 3%
Pro Forma Sales Growth (%)**	0% - 4%	10% - 15%	5% - 7%
Gross Margin (%)	58.5% - 59.5%	59.5% - 60.5%	58.5% - 59.5%
Operating Income ($)	3.5 – 4.5	4.9 - 5.9	17.4 - 19.4
EBITDA ($)	7.0 – 8.0	8.4 - 9.4	31.0 - 33.0
EPS ($)	0.09 - 0.11	0.11 - 0.13	0.41 - 0.45

* Excludes CEO transition, the closure of a facility in the U.K., and certain other items
** Pro Forma Sales Growth excludes LC Beads in all periods

Conference Call

AngioDynamics management will host a conference call to discuss its second quarter results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial 1 (877) 941-6009.  In addition, individuals can listen to the live call and the replay on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investors.angiodynamics.com.  To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported and provided projections for non-GAAP gross margin, non-GAAP operating income, non-GAAP net income, non-GAAP net income per share, non-GAAP EBITDA (income before interest, taxes, depreciation, amortization and impairment charges) and non-GAAP earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics’ performance over different periods. Management believes the presentation of these measures is relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by management, help improve their ability to understand the Company’s operating performance and make it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, these measures are among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in the industry.  Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of Operating Income to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2011, and quarterly report on Form 10-Q for the fiscal quarter ended November 30, 2011. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Six months ended
	November 30,	November 30,	November 30,	November 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$58,099	$53,372	$112,530	$104,879
Cost of sales	24,868	21,836	47,154	43,323
Gross profit	33,231	31,536	65,376	61,556
% of net sales	57.2%	59.1%	58.1%	58.7%

Operating expenses
Research and development	5,125	5,259	10,715	10,501
Sales and marketing	15,847	13,793	32,156	28,237
General and administrative	4,625	4,173	8,937	8,759
Amortization of intangibles	2,300	2,142	4,594	4,409
Restructuring and other costs	1,408	772	2,331	772
Total operating expenses	29,305	26,139	58,733	52,678
Operating income	3,926	5,397	6,643	8,878
Other income (expense), net	(357)	(262)	(971)	(790)
Income before income taxes	3,569	5,135	5,672	8,088
Provision for income taxes	1,240	1,856	1,970	2,921
Net income	$2,329	$3,279	$3,702	$5,167

Earnings per common share
Basic	$0.09	$0.13	$0.15	$0.21
Diluted	$0.09	$0.13	$0.15	$0.21

Weighted average common shares
Basic	25,190	24,845	25,107	24,799
Diluted	25,340	25,094	25,278	25,067

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA:

	Three months ended		Six months ended
	November 30,	November 30,	November 30,	November 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Operating income	$3,926	$5,397	$6,643	$8,878

Amortization of intangibles	2,300	2,142	4,594	4,409
Depreciation	850	813	1,679	1,575
EBITDA	$7,076	$8,352	$12,916	$14,862

EBITDA per common share
Basic	$0.28	$0.34	$0.51	$0.60
Diluted	$0.28	$0.33	$0.51	$0.59

Weighted average common shares
Basic	25,190	24,845	25,107	24,799
Diluted	25,340	25,094	25,278	25,067

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three months ended		Six months ended
	November 30,	November 30,	November 30,	November 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net Sales by Product Category
Vascular
Peripheral Vascular	$23,078	$22,004	$44,046	$42,705
Access	15,204	15,516	30,801	30,729
Total Vascular	38,282	37,520	74,847	73,434
Oncology/Surgery	19,817	15,852	37,683	31,445
Total	$58,099	$53,372	$112,530	$104,879

Net Sales by Geography
United States	$49,653	$46,703	$96,958	$92,176
International	8,446	6,669	15,572	12,703
Total	$58,099	$53,372	$112,530	$104,879

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	November 30,	May 31,
	2011	2011
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$42,955	$45,984
Marketable securities	93,364	85,558
Total cash and investments	136,319	131,542

Receivables, net	31,451	27,141
Inventories, net	29,427	28,126
Deferred income taxes	2,851	2,821
Prepaid income taxes	2,269	503
Prepaid expenses and other	3,519	4,172
Total current assets	205,836	194,305

Property, plant and equipment, net	23,196	23,804
Intangible assets, net	43,691	48,037
Goodwill	161,951	161,951
Deferred income taxes	4,870	5,835
Other non-current assets	4,046	3,489
Total Assets	$443,590	$437,421

Liabilities and Stockholders' Equity
Current portion of long-term debt	$290	$275
Other current liabilities	26,330	25,232
Long-term debt, net of current portion	6,125	6,275
Total Liabilities	32,745	31,782

Stockholders' equity	410,845	405,639
Total Liabilities and Stockholders' Equity	$443,590	$437,421
		-
Shares outstanding	25,103	24,986

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six months ended
	November 30,	November 30,
	2011	2010
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$3,702	$5,167
Depreciation and amortization	6,273	5,984
Tax effect of exercise of stock options	(198)	(29)
Deferred income taxes	1,058	2,285
Stock-based compensation	1,877	2,254
Other	168	71
Changes in operating assets and liabilities
Receivables	(4,515)	4,157
Inventories	(1,546)	(3,515)
Accounts payable and accrued liabilities	892	(5,944)
Other	(1,998)	1,195
Net cash provided by operating activities	5,713	11,626

Cash flows from investing activities:
Additions to property, plant and equipment	(1,058)	(1,489)
Acquisition of intangible and other assets	(300)	-
Proceeds from sales of intangible and other assets	1,000	-
Purchases, sales and maturities of marketable securities, net	(8,377)	(42,394)
Net cash provided by (used in) investing activities	(8,735)	(43,883)

Cash flows from financing activities:
Repayment of long-term debt	(135)	(130)
Proceeds from exercise of stock options and ESPP	2,250	718
Repurchase and retirement of shares	(2,104)	-
Net cash provided by financing activities	11	588

Effect of exchange rate changes on cash	(18)	38
Decrease in cash and cash equivalents	(3,029)	(31,632)

Cash and cash equivalents
Beginning of period	45,984	58,763
End of period	$42,955	$27,131